Exhibit 10.5

LEASE AND EASEMENT AGREEMENT

Between

Source Agriculture Corp., a Nevada Corporation

as Owner

and

RWE Clean Energy Development, LLC

as Tenant

dated effective 9-6-2024

TABLE OF CONTENTS

		Page
ARTICLE 1. DEFINITIONS AND CONSTRUCTION		2
Section 1.1	Defined Terms	2
Section 1.2	Construction	5
ARTICLE 2. GRANT OF RIGHTS; TERM		6
Section 2.1	Lease and Grant of Easements	6
Section 2.2	Term of Lease	6
Section 2.3	Partial Termination	6
Section 2.4	Establishment of the Project Area	7
ARTICLE 3. CONSTRUCTION PAYMENT AND RENT		7
Section 3.1	Rent	7
Section 3.2	Time and Manner of Payment	7
Section 3.3	Construction Payments and Surface Damages	7
Section 3.4	Meteorological Tower Payment and Other Payments	8
Section 3.5	Purchase Option on Land Necessary for Substations	9
ARTICLE 4. ADDITIONAL EASEMENTS		9
Section 4.1	Additional Easements	9
Section 4.2	Stand-Alone Easements	9
Section 4.3	Nature of Additional Easements and Stand-Alone Easements	10
ARTICLE 5. PERMITTED USE; RIGHTS OF PARTIES		10
Section 5.1	Permitted Use	10
Section 5.2	No Required Construction or Production	11
Section 5.3	Owner’s Use of the Property	10
Section 5.4	Use of Tenant’s Roads	11
Section 5.5	Use of Water	11
Section 5.6	Aerial Spraying	11
Section 5.7	Construction Consultation	12
ARTICLE 6. TENANT’S OBLIGATION		12
Section 6.1	Compliance with Law	12
Section 6.2	Care and Appearance	12
Section 6.3	Fences and Gates	12
Section 6.4	Drain Tile Repair	13
Section 6.5	Operations	13
Section 6.6	Certain Restrictions	14
Section 6.7	Payment of Claims	14
Section 6.8	Restoration Bond	15
Section 6.9	Conservation Programs	16
Section 6.10	Taxes	16
ARTICLE 7. OWNER’S OBLIGATIONS		17
Section 7.1	No Interference	17
Section 7.2	Compliance with Obligations	17
Section 7.3	Rights of Third Parties	18
Section 7.4	No Ownership Rights	18
Section 7.5	Cooperation	18
Section 7.6	Setback Waiver	18
Section 7.7	Confidentiality	19
Section 7.8	Division of Lease	20
Section 7.9	Estoppel Certificates	20
Section 7.10	Representations and Warranties of Owner	21
Section 7.11	Representations and Warranties of Tenant	22
ARTICLE 8. DEFAULT; REMEDIES; PROTECTION OF LENDERS		22
Section 8.1	Default	22
Section 8.2	Owner’s Right to Terminate for Monetary Default	22

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LEASE AND EASEMENT AGREEMENT

THIS LEASE AND EASEMENT AGREEMENT (the “Agreement”) is made and entered into effective as of the date, and between the Owner (“Owner”) and Tenant (“Tenant”), designated in the Basic Terms below. Owner and Tenant may hereafter be referred to as, together, the “Parties” and each, a “Party”.

Basic Terms

Effective Date:	September 6, 2024
Owner & Addresses:	Source Agriculture Corp., a Nevada Corporation See Signature Page for Addresses
Tenant & Address:	RWE Clean Energy Development, LLC, a Delaware limited liability company
Property:	Approximately 158.86 acres, more or less, of land more particularly described in Exhibit A attached.
Interest in the Property Owned by Owner:	All of the fee simple surface rights.
Signing Bonus:	If Tenant receives a fully executed original version of this Agreement by all parties constituting Owner by July 31, 2024 (“Bonus Date”), Owner shall be paid $35.00 per acre included in the Property (the “Signing Bonus”), which Signing Bonus, if payable, shall be due within forty-five (45) days after the Effective Date. For the avoidance of doubt, no Signing Bonus shall be due to Owner if a fully executed original version of this Agreement is not received by Tenant by the Bonus Date.
Development Term Rent:	The following amounts to be paid in accordance with Section 3.2.
Year	$/Acre	Payment Schedule
1	$ 15.00	Within 45 days of Effective Date
2	$ 16.00	1st Anniversary of Effective Date
3	$ 17.00	2nd Anniversary of Effective Date
4	$ 18.00	3rd Anniversary of Effective Date
5	$ 19.00	4th Anniversary of Effective Date
6	$ 20.00	5th Anniversary of Effective Date
7	$ 21.00	6th Anniversary of Effective Date
AND
$3,000.00 per year if Tenant elects to erect a temporary or permanent meteorological tower on the Property. Payment to be made within 45 days of installation and every anniversary thereof until the meteorological tower is removed.
Construction Payments:	Construction Payments shall be paid pursuant to the terms and conditions of Section 3.3

Payment	For Facilities on Property
$ 25.00	per acre of property (as per Exhibit A)
$ 3,000.00	per turbine to be constructed on property
$ 1.00	per linear foot of new road to be located on property*
$ 0.50	per linear foot of trenching for underground cable to be located on property (multiple cables may be in one trench)
$ 3.00	per linear foot of casement for overhead cable to be located on property*
*In the event a road or transmission easement is installed on a property line affecting two owners, payments will be split between affected property owners.
Operations Term Rent:	The Operations Term Rent shall be paid in accordance with Section 3 and shall be in the amounts determined by the following:
Payment	For Facilities on Property
$ 50.00	per acre of property (as per Exhibit A)
$ 4,000	per MW of nameplate capacity of Generating Units installed on the Property, as rated by the manufacturer
$ 1.00	per linear foot of new road to be located on property*
$ 0.50	per linear foot of trenching for underground cable to be located on property (multiple cables may be in one trench)
$ 3.00	per linear foot of easement for overhead cable to be located on property*
*In the event a road or transmission easement is installed on a property line affecting two owners, payments will be split between affected property owners.

The amounts paid under this Section shall increase by two and one quarter percent (2.25%) annually effective on each anniversary of the Generation Commencement Date.
Length of Operations Term:	Pursuant to Section 2.2 below, the Initial Operations Term shall commence on the Generation Commencement Date and continue until the end of the thirtieth (30th) full calendar year occurring thereafter. Tenant shall have the right to extend the Operations Term for two consecutive periods of ten (10) years each immediately following the expiration of the Initial Operations Term.

ARTICLE 1. DEFINITIONS AND CONSTRUCTION

Section 1.1 Defined Terms. When used in this Agreement, the following capitalized terms shall have the definitions indicated:

“Affiliate”: any person or entity (i) who, directly or indirectly (including through one or more intermediaries), holds an equity interest in Tenant (a “Parent Company”) or (ii) in which Tenant or a Parent Company, directly or indirectly (including through one or more intermediaries) holds an equity interest.

“Agreement”: This Lease and Easement Agreement (including the Lease and Easements).

“Commencement of Construction”: Tenant shall have reached Commencement of Construction on the Project if Tenant commences the grading and groundwork for any road on the Project and diligently pursues construction of the Project thereafter. Commencement of Construction on the Property shall begin when Tenant commences the grading and groundwork for any Windpower Facilities on the Property.

“Construction Payment”: The Construction Payment payable by Tenant to Owner described in the Basic Terms.

“County”: The county (or respective counties) in which the Property is situated.

“Development Term Rent”: The Development Term Rent payable by Tenant to Owner described in the Basic Terms and Article 3.

“Easements”: The following easements in, on, over, across, along and above the Property and the easements described in other parts of this Agreement:

(a) An exclusive easement and right of access and of ingress to and egress from the Windpower Facilities, as well as an easement for access to and from adjacent lands, in each case by means of any existing roads on the Property, by such other roads as Tenant may construct on the Property from time to time, or by other means commercially and financially reasonable as determined by Tenant to be necessary, for the benefit of and for purposes incidental to Project and Operations on the Property (“Access Easement”). (See Section 5.4 regarding use by Owner of Tenant roads.)

(b) An exclusive easement for the installation, use, operation, maintenance, repair, replacement and removal of Windpower Facilities.

(c) An easement for the aerial overhang of the rotors of Generating Units located on properties adjacent to the Property (“Overhang Easement”).

(d) An exclusive easement for any audio, visual, view, light, flicker, shadow, noise, vibration, air turbulence, stray voltage, wake, electromagnetic fields or other effect of any kind or nature whatsoever resulting, directly or indirectly, from any Operations conducted, or Windpower Facilities owned, leased, operated or maintained by Tenant on the Property and on lands near the Property (“Easement for Interference”).

(e) An exclusive easement to capture, use and convert the unobstructed wind resources over and across the Property.

(f) The Non-Obstruction Easement, as described in Section 7.1 herein.

(g) All other easements reasonably necessary to carry out the purposes of this Agreement.

“Effective Date”: The date, described in the Basic Terms, upon which this Lease becomes effective.

“Encumbrances”: Any liens, encumbrances, covenants, conditions, reservations, restrictions, easements, leases, licenses, occupancies, tenancies, mineral rights, water rights or other matters affecting, relating to or encumbering the Property or any portion thereof.

“Event of Force Majeure”: Strikes, lockouts or other labor disturbances; delays in transportation; inability to secure labor or materials in the open market; acts of God or the elements, including fire, flood, washout, perils at sea, lightning, earthquake or accidents; conditions arising out of or attributable to acts of war, civil disturbances or riots; the effect of any Laws; the failure of any governmental authority to issue any permit, entitlement, approval or authorization within a reasonable period of time after an application for the same has been submitted and the resolution of litigation challenging the issuance of any such permit entitlement approval and/or authorization; or any other matter or condition beyond the reasonable control of the Party in question, whether or not similar to the matters or conditions herein specifically enumerated; and (in the case of Tenant) while litigation contesting all or any portion of the right, title and interest of Owner in the Property and/or of Tenant under this Agreement shall be pending and not finally determined.

“Generating Units”: Wind-powered electric generating units and their associated equipment, including a junction box within the footprint of the electric generating unit.

“Generation Commencement Date”: The date on which all of the Generating Units that are then being constructed for the Project have passed their initial performance tests and have begun to commercially deliver electricity, but in no case later than the date that is six (6) months after the day the first Generating Unit begins to commercially deliver electricity.

“Laws”: All valid and applicable laws, statutes, ordinances, regulations, orders and assessments of any federal, state, county or local governmental authority with jurisdiction over the Windpower Facilities or the Property.

“Lease”: The Lease created by this Agreement.

“Lender”: Any financial institution or other Person that from time to time provides financing for some or all of the Windpower Facilities or Operations, and any agent, security agent, collateral agent, indenture trustee, loan trustee, loan participant or participating or syndicated lenders involved in whole or in part in such financing, and their respective representatives, successors and assigns.

“Operations”: The activities which Tenant has the right to undertake pursuant to this Agreement.

“Operations Term Rent”: The Operations Term Rent payable by Tenant to Owner described in the Basic Terms and Article 3.

“Operations Year”: The period from the Generation Commencement Date through the first December 31 next thereafter occurring (which shall be deemed the first Operations Year), and each subsequent calendar year during the Term.

“Project”: The wind energy project of which the Property and adjacent lands containing Windpower Facilities are a part. Tenant may determine whether any particular group of lands, Windpower Facilities constitutes a single Project or multiple Projects for purposes of this Agreement, and in the case of multiple Projects, which portion of the Property shall be included within such Project.

“Property”: The Property as defined and described in the Basic Terms.

“Real Property Records”: The official public records of the County in which deeds and other instruments affecting title to real property are required to be recorded to place third parties on constructive notice of them.

“Rent”: The Development Term Rent and the Operations Term Rent.

“Surface Damages”: Damage to crops, fences, and other property or improvements on the Property from Tenant’s activities on the Property, as calculated in accordance with Section 3.3.

“Term”: The Development Term, (if it becomes effective) the Operations Term, and (if either becomes effective) each Extended Operations Term, all as described in Section 2.2.

“Transmission Facilities”: A line or lines of towers or poles, with such wires and cables as from time to time are suspended from, overhead and/or underground wires and cables, for the collection or transmission of electrical energy and/or for communication purposes, and all necessary and proper foundations, footings, crossarms and other appliances and fixtures for use in connection with said towers, poles, wires and cables on, along and in the Property; and one or more substations or interconnection or switching facilities, together with all related or appropriate roads, rights of way, on, along, across and in the Property.

“Windpower Facilities”: Generating Units, Transmission Facilities, electric transformers, telecommunications equipment related to Generating Units, roads, temporary or permanent meteorological towers and wind measurement equipment, foundations, pads, footings, communication cables and/or networks, lay-down and staging areas, crane pads, maintenance, administrative, operations and storage buildings, reasonable signage and all related or ancillary improvements and equipment.

Section 1.2 Construction. In this Agreement, unless the context otherwise requires, the singular shall include the plural, the masculine shall include the feminine and neuter, and vice versa. The terms “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation.” The term “year” refers to a calendar year, the term “month” refers to a calendar month, and any period measured by a “year” or a “month” from a reference date refers to the period beginning on such reference date and ending on the same date of the next succeeding calendar year or month, respectively, or, if no such date exists in the next succeeding calendar month, the last day of such next succeeding calendar month. References to a Section or Exhibit shall be references to a Section of, or Exhibit to, this Agreement unless specifically stated otherwise. A reference to a given agreement or instrument shall be a reference to that agreement or instrument as modified, amended, supplemented and restated through the date as of which such reference is made. The term “or” is not exclusive, the term “shall” is mandatory and the term “may” is permissive. Both Parties acknowledge that each was actively involved in the negotiation and drafting of this Agreement and that no law or rule of construction shall be raised or used in which the provisions of this Agreement shall be construed in favor of or against either Party because one is deemed to be the author thereof. Captions or titles used herein are for convenience of reference only and do not affect the meaning or intent hereof.

ARTICLE 2. GRANT OF RIGHTS; TERM

Section 2.1 Lease and Grant of Easements. For and in consideration of the covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed upon by Owner and Tenant, Owner hereby leases to Tenant, and Tenant leases from Owner, the Property, together with all rights, privileges, easements and appurtenances belonging or in any way pertaining to the Property, and Owner hereby grants to Tenant the Easements, for the purposes outlined in this agreement, including the installation, use, operation, maintenance, repair, replacement and removal of Windpower Facilities.

Section 2.2 Term of Lease. The Term of this Lease and the Easements contained herein shall consist of the Development Term plus, if it becomes effective, the Operations Term, plus if they become effective, each Extended Operations Term.

(a) The Development Term shall commence on the Effective Date and continue for a period of seven (7) years. Additionally, if, prior to expiration of the Development Term, Tenant commences construction of the Project during the Development Term, the Development Term shall be automatically extended until the earlier of (i) the Generation Commencement Date and (ii) the date that is twenty-four (24) months from the date the Development Term would have otherwise expired. Tenant shall have “commenced construction” of the Project, if Tenant commences the grading and groundwork for any road on the Project and thereafter diligently pursues construction of the Project.

(b) If the Generation Commencement Date occurs, the Operations Term shall commence on the Generation Commencement Date and continue until the end of the thirtieth (30th) full calendar year occurring thereafter.

(c) Tenant shall have the right to extend the Operations Term for two consecutive periods of ten (10) years each immediately following the expiration of the original Operations Term (each an “Extended Operations Term”). Tenant may extend the Operations Term for the first ten (10) year Extended Operations Term by notifying Owner on or before the expiration of the Operations Term. Tenant may extend the first Extended Operations Term for the second ten (10) year Extended Operations Term by notifying Owner on or before the expiration of the first Extended Operations Term. Each Extended Operations Term shall commence on the day following the expiration of the original Operations Term or the preceding Extended Operations Term, as the case may be, and shall continue until the date that is ten (10) years after the first day of such Extended Operations Term.

Section 2.3 Partial Termination. No later than the end of the fifth (5th) year of the Operations Term, Tenant shall terminate and release its interest in that portion of the Property that is outside of the Project Area on the Property, as established in accordance with Section 2.4 below. For released land, Tenant shall owe no further Rent. Tenant shall have the right to record a memorandum identifying the Properties retained in the Project Area and Owner shall execute any such memorandum upon written request of Tenant. Notwithstanding the foregoing, if Tenant releases a portion of the Property, then Tenant agrees that, for the purposes of calculating Operations Term Rent, Tenant shall use the number of acres that were under lease as of the commencement of the Effective Date; provided, however, that this shall not apply to any property released at the request of Owner or for any partial release of Property if such released property is affected by a recognized environmental condition (as identified in a Phase I or other environmental report) not caused by Tenant.

Section 2.4 Establishment of the Project Area. The boundaries of the Project Area will be established by Tenant in its reasonable judgment to prevent measurable diminishment in output due to obstruction of the free flow of the wind across the Project and to optimize the efficiency of Project operations. The Project Area shall, at a minimum, include all land with facilities located on it or land located in part or in whole within the perimeter of the Project as created by the intersecting 3/4 mile radius circles drawn around the outermost turbines in the Project (“Project Area”). All participating parcels within this perimeter shall not be subject to termination. If any portion of a parcel, as identified by a unique PIN, meets this definition, then payment will be made on the entire acreage of that parcel. Tenant agrees to pay Owner for each acre of land retained in the Project Area at the amount specified in the Basic Terms.

ARTICLE 3. CONSTRUCTION PAYMENT, RENT AND OTHER FEES

Section 3.1 Rent. Except for the Development Term Rent, no rent shall be payable during the Development Term. For the Operations Term and any Extended Operations Terms, Tenant shall pay Owner for each Operations Year the Operations Term Rent applicable to the Property. Operations Term Rent shall be payable until this Agreement is terminated or otherwise expires.

Section 3.2 Time and Manner of Payment. The first payment of Development Term Rent shall be due and payable within forty-five (45) days of the Effective Date on this Agreement and each subsequent payment shall be paid by Tenant to Owner on or before each anniversary of the Effective Date thereafter during the Development Term. Met Tower payments shall be paid within forty-five (45) days of the installation of a tower. For the Operations Term, Tenant shall pay Owner for the first partial Operations Year, the Operations Term Rent due hereunder, prorated for such partial year, on or before March 1st of such year after the Generation Commencement Date, and then on or before March 1st of each subsequent year thereafter. Operations Term Rent for the first Operations Year shall be paid in two installments (as described above), and Operations Term Rent for the last Operations Years shall be prorated on a per diem basis to the extent its duration is less than one (1) full year.

Section 3.3 Construction Payments and Surface Damages. Tenant shall pay to Owner a one-time payment as listed in the Basic Terms due from Tenant to Owner on or before March 1st of the year immediately following the Generation Commencement Date. Permanent roads and electric line installed by Tenant upon the Property will be measured along the centerline of such road or electric line. In the event multiple cables are installed in the same trench, Tenant will pay Owner for a single cable. Upon Owner’s request, Tenant agrees to re-seed with native grass, at no cost to the Owner, any grass areas of the Property or Owner’s adjacent land that were disturbed by construction of the Windpower Facilities.

Crop Damages: Owner shall be entitled to payment for Surface Damages (crop damages) on the Property related to crop losses which occur during the Term. Within and along the easement areas, the amount of reimbursement owed to Owner for such crop losses will be based on the Spring/Fall Insurance price for each type of crop, as last listed, multiplied by yield, multiplied by the number of acres damaged by Tenant’s activities. Yield will be the average of the previous five years’ yields based on the Average Production History (“APH”) for that specific farmer, type of crop and farm field. In the event that five year APH for that farmer, farm and crop is not available, the Yield will be either a mutually acceptable amount that is determined by Tenant and Owner, or if no mutually acceptable amount is determined, the Yield will be the five year County average for that soil type and crop. If damage occurs outside the easement areas, the amount of reimbursement owed to Owner for such crop losses will be based on Spring/Fall Insurance price for each type of crop, as last listed, multiplied by yield, multiplied by the number of acres damaged by Tenant’s activities. This calculation is to account for damage from unforeseen activity outside of the easement area where permanent facilities are to be constructed and located. The compensation described in this paragraph will be due and payable no later than ninety (90) days after the end of the calendar year when the crop damage occurred. Notwithstanding anything to the contrary set forth herein, in the event that Owner continues to experience yield loss on land that was disturbed by construction of the Windpower Facilities in excess of any such one-time payment for Surface Damages previously paid, Tenant and Owner shall work in good faith to determine the extent of such loss and acreage affected. In the event that Owner and Tenant are unable to agree on damage or affected acreage, an impartial third party with experience adjusting crops in Macon County shall be chosen to assess such damages, and the subsequent payment due and owing to Owner shall be based on a proven yield variance in the affected area (comparing the affected area yield to unaffected areas in the same year), as shown by Owner, for that specific farmer, type of crop, and farm. Payment would be based on July future price for each affected yield.

Compaction Damages: For any areas of the Property where Tenant’s activities have caused compaction damages, Tenant shall pay to Owner, on the one year anniversary of the payment of the Crop Damages payment, a payment calculated by multiplying the Spring/Fall Insurance price for each type of crop, as last listed, multiplied by yield, multiplied by the number of acres compacted by Tenant’s activities.

If Owner has a tenant farmer, Owner shall be responsible for reimbursement of said tenant farmer for any crop loss if crop damage payment has already been made to the Owner and Owner shall indemnify Tenant for any claims from such tenant farmer for Owner’s failure to reimburse such tenant farmer. Owner may request Tenant pay Surface Damages or Compaction Damages directly to such tenant farmer and Tenant agrees to reasonably accommodate such request so long as such request is made at least thirty (30) days prior to the due date of the applicable Surface Damage or Compaction Damage payment and provided that Tenant has received all necessary information to make such payment. Owner shall provide updated tenant farmer contact information each year during the Term.

The Parties hereto have agreed that the amount of reimbursement owed to Owner for damage to personal property shall be the fair market value of the personal property (including but not limited to farming equipment, barns, pens, irrigation facilities, water wells and livestock lost or damaged) damaged by the construction, repair, operation or maintenance of the Project taking into account the age and condition of the damaged property. Any damage to crops, livestock or equipment suffered by a tenant or surface lessee shall be paid separately to such surface tenant.

Section 3.4 Meteorological Tower Payments. Within 45 days of the installation of a temporary or permanent meteorological tower and each anniversary thereof, Tenant shall pay Owner Three Thousand dollars ($3,000.00) per year for any year in which such meteorological tower remains on the Property (i.e., a tower structure solely for the purpose of measuring wind data).

Section 3.5 Purchase Option on Land Necessary for Substations, or operations and maintenance building. Owner hereby expressly agrees and acknowledges that Tenant shall have the right and option to, upon thirty (30) day prior written notice to Owner, purchase up to twenty- five (25) acres of the Property for the purpose of a Substation, Switchyard, and/or Operations and Maintenance Building, for a purchase price at or above Fair Market Value per acre pursuant to such terms and conditions that shall be reasonably agreed upon by the Parties. The term “Substation,” as used in this Section 3.5, means an electrical substation building containing equipment used for purposes of adjusting the voltage of electricity received from the collection lines of the Generating Units immediately before such electricity is fed into the transmission lines of the Project or existing Transmission Facilities. Tenant shall consult with Owner as to the location of any substation or operations and maintenance building and agrees to use commercially reasonable efforts to accommodate Owner’s preferences. Tenant shall also site such locations as close to existing roadways as commercially feasible. Owner and Tenant agree to use their best efforts to locate and configure any “substation” site to avoid the necessity to “subdivide” Owner’s property by first endeavoring to utilize statutory Plat Act exceptions (765 ILCS 205/1, et seq.), even if the resulting parcel results in a tract greater than 5 acres. If unable to avoid subdivision, the Parties agree to attempt to subdivide and plat just the parcel to be conveyed (a one-lot subdivision). If a two-lot subdivision is required (one lot for the substation site and one lot for the remainder), the Parties agree to seek waivers of any and all exactions related to the remainder. All costs of platting and/or subdivision are to be borne by Tenant. Tenant may, at any time, unilaterally elect to abandon any effort to obtain subdivision approval.

ARTICLE 4. ADDITIONAL EASEMENTS

Section 4.1 Additional Easements. If Tenant wishes to obtain from Owner one or more easements on, over, across, along and/or above any real property that is owned by Owner and adjacent to the Property but not included in the Project (each, an “Additional Easement”), in connection with, for the benefit of and for purposes incidental to the Project, including the right to install and maintain on the Property (i) transmission lines and facilities, both overhead and underground, which carry electrical energy to and/or from the Project, (ii) communications lines and facilities, both overhead and underground, which carry communications to and/or from the Project, and/or (iii) metering equipment, substations, switching stations, wind measurement equipment and control, maintenance and administration buildings that benefit the Project, then upon request Owner shall grant to Tenant such an easement in such location or locations as Tenant may reasonably request and Owner approves, provided that Tenant shall agree to pay to Owner a reasonable fee agreed to by Owner for such easement in addition to all other amounts payable by Tenant to Owner hereunder.

Section 4.2 Stand-Alone Easements. Owner acknowledges that commercial operation of the Project may require, from time to time during the Project’s existence, additional easements in favor of certain third parties on the Property and on real property that is owned by Owner and adjacent to the Property. Accordingly, if the independent system operator with jurisdiction over the system in which the Project operates, the transmission system owner or operator to whose transmission lines the Project interconnects, or the off-taker to whom output and/or credits from the Project is sold, determines that one or more separate, stand-alone easements (each, a “Stand-Alone Easement”) on, over, across, along and/or above the Property and any other real property that is owned by Owner and adjacent to the Property, including the right to install and maintain on the Property (i) transmission lines and facilities, both overhead and underground, which carry electrical energy to and/or from the Project, (ii) communications lines and facilities, both overhead and underground, which carry communications to and/or from the Project, and/or (iii) metering equipment, substations, switching stations, wind measurement equipment and control, maintenance and administration buildings that benefit the Project, is reasonably required for the efficient and/or safe operation of the Project, then upon request Owner shall grant to such third party such an easement in such location or locations as such party may reasonably request, and Owner approves, provided that such party shall agree to pay to Owner a reasonable fee agreed to by Owner for such easement in addition to all other amounts payable by Tenant to Owner hereunder.

Section 4.3 Nature of Additional Easements and Stand-Alone Easements. Each Additional and Stand-Alone Easement (i) shall be in the nature of and similar to the Easements granted to Tenant under Section 2.1 (except that such additional easements may be permanent easements if required by the holder of such additional easements) and shall be in a recordable form and in a form reasonably acceptable to Tenant, such Affiliate or the grantee of such easement as applicable (which form shall at a minimum include lender-protective provisions comparable to those in this Agreement) and (ii) shall, upon the granting thereof, be included within the meaning of the term “Easement”, except where otherwise stated or where the context otherwise requires. Each Additional Easement shall run with the Property and may be permanent easements if required by the holder of such easements. Each Additional Easement and Stand-Alone Easement shall inure to the benefit of and be binding upon Owner and the holder of such Additional Easement or Stand-Alone Easement, as the case may be, and their respective successors and assigns, and all persons claiming under them.

ARTICLE 5. PERMITTED USE; RIGHTS OF PARTIES

Section 5.1 Permitted Use. Tenant shall have the exclusive right to use the Property for wind energy purposes. Wind energy purposes means converting wind energy into electrical energy, and collecting and transmitting the electrical energy so converted, together with any and all other activities related thereto, including (i) determining the feasibility of wind energy conversion on the Property, including studies of wind speed, wind direction and other meteorological data and extracting soil samples, and all other testing, studies or sampling desired by Tenant; (ii) constructing, installing, using, replacing, relocating, controlling and removing from time to time, and maintaining and operating Windpower Facilities; (iii) the right to construct or improve roads for reasonable access to the Windpower Facilities and (iv) undertaking any other activities, whether accomplished by Tenant or a third party authorized by Tenant, that Tenant reasonably determines are necessary, useful or appropriate to accomplish any of the foregoing, including the right to erect, construct, reconstruct, replace, relocate, remove, control, maintain and use the Windpower Facilities. Notwithstanding anything to the contrary set forth herein, Tenant shall not construct any battery storage, substation, laydown yard, batch plant, operation and maintenance building, or above-ground transmission line without Owner’s prior written consent, in Owner’s sole discretion.

Section 5.2 No Required Construction. Nothing contained in this Agreement shall be construed as requiring Tenant to undertake construction or installation or to alter any Windpower Facilities on the Property or elsewhere, and the decision if, when and to what extent that such construction will occur shall be solely in Tenant’s discretion. Owner acknowledges that Tenant has made no representations or warranties to Owner, including any regarding development of, or the likelihood of power generation from, the Property.

Section 5.3 Owner’s Use of the Property. Subject to Section 7.1 and the rights of Tenant under this Agreement, Owner hereby reserves the right to use the Property for any purposes (including agriculture, ranching, mineral development, carbon capture and storage, and recreation), and to lease the Property to other persons and entities for such purposes, and any income derived by Owner from such use or leasing shall belong entirely to Owner; however, any such leases or other instruments hereafter executed shall expressly provide that they are subject and subordinate in all respects to this Agreement and the rights of Tenant herein (and such leases or other instruments shall be so subordinate whether or not they so provide).

Section 5.4 Use of Tenant’s Roads. Subject to Section 7.1 and the rights of Tenant under this Agreement, Owner and Owners employees, contractors and farming tenants may use, without charge, in the normal course of its agricultural operations, any roads, trails or bridges constructed on the Property by Tenant (as to all of which Tenant shall install culverts or other appropriate drainage facilities). However, no other person who has not already been given such rights prior to the Effective Date (including any oil, gas or mineral lessee or anyone (other than Tenant) holding leasehold or other rights) shall be entitled to use any such roads unless and until they execute road maintenance agreements satisfactory to Tenant. Tenant shall have the right to use all roads existing or hereafter constructed by Owner or third parties, and shall maintain those which it shall determine from time to time are important to the Operations. Tenant and Owner shall cooperate to ensure that third parties using roads maintained by Tenant (other than Owner, Owner’s employees, contractors and farming tenants, and Tenant or Tenant’s employees and contractors) reimburse Tenant for a reasonable portion of the expense of such maintenance Tenant may perform on Owner’s roads from time to time based upon the relative use thereof.

Section 5.5 Use of Water. Owner hereby grants Tenant the right to drill one or more water wells on the Property and to use water from such wells only for purposes of providing water for temporary construction activities such as, if necessary, a concrete batch mixing plant for construction of the project and for a long term operations and maintenance facility to be constructed by Tenant for the sole benefit of the Project. Tenant agrees to consult with Owner as to the location of any water well and to use commercially reasonable efforts to accommodate Owner’s preferences and to locate the well in a mutually agreeable location, not to be unreasonable withheld. Tenant agrees not to drill more wells than are necessary for the Project, typically 1 to 2 for the total Project. Upon termination of the lease, Tenant shall remove the water well to a depth of no less than four feet (4’) below ground surface, or upon request by Owner, leave the well in place. In the event the well is left in place, Owner agrees to assume responsibility for maintenance and decommissioning of the well, in accordance with applicable Laws.

Section 5.6 Aerial Spraying. Owner acknowledges that Tenant is required by the Occupational Safety & Health Administration to comply with the Federal Regulations specified in OSHA 29 CFR 1910.1200, as may be amended from time to time, to have a Hazard Communication Program for its employees and contractors, which includes communication regarding chemical hazards to which they may be exposed during their work. Upon the Project Commencement and for as long as the Project is operational, at least thirty-six hours prior to any scheduled application of agrochemicals on the Property, Owner shall notify Tenant of the planned location and timing of the application. In the event it is not possible to provide thirty-six hours’ notice, due to an emergency infestation of crops, unpredictable weather conditions, or a similar event, Owner shall supply notice as soon as the need for the application is known. Owner shall also supply Tenant’s local office with copies of the Material Safety Data Sheets (MSDS) applicable to the chemical. The MSDS provide information concerning Health Hazards, Personal Protective Equipment, and First Aid. This information will allow Tenant to protect its employees and contractors from exposure to potentially hazardous chemicals and to properly respond to inadvertent exposure.

Section 5.7 Construction Consultation. Prior to commencement of Construction of the Project, Tenant shall determine the location of Windpower Facilities and any and all Easements for Windpower Facilities, Overhead Easements and Access Easements. Tenant shall confer with Owner and consider their comments with respect to the location of said Windpower Facilities and related Easements. Tenant shall provide Owner a proposed layout of the Generating Units to be installed on the Property (and stake such proposed sites, if requested by Owner), at which time the landowner shall have twenty (20) calendar days to request that Tenant move any Generating Unit site up to fifty feet (50’) in any direction from its original location. Tenant shall use commercially reasonable efforts to accommodate Owner’s request. Such request must be delivered in writing to Tenant’s notice address, postmarked by the twentieth (20th) day after receiving said proposed layout.

ARTICLE 6. TENANT’S OBLIGATIONS

Section 6.1 Compliance with Law. In conducting its Operations on the Property, Tenant shall comply in all material respects with all Laws, including, without limitation, the provisions of any Agricultural Impact Mitigation Agreement that Tenant may enter with the Illinois Department of Agriculture, to the extent applicable to the Project; however, Tenant may contest the validity or applicability of any Law (including any property tax) to Tenant, the Project, the Operations, or any other activity or property of Tenant or Tenant’s Affiliate, by appropriate legal proceedings brought in the name of Tenant or in the names of both Tenant and Owner where appropriate or required. Any such contest or proceeding, including any maintained in the name of Owner, shall be controlled and directed by Tenant, at Tenant’s sole cost, but in consultation with Owner.

Section 6.2 Care and Appearance. Tenant shall at all times maintain the Windpower Facilities in a neat, clean and presentable condition. Tenant shall keep the Property clean and free of debris created by Tenant, its contractors, or others entering the Property at the request of Tenant. Tenant shall not use the Property for storage except for materials, construction equipment and vehicles directly associated with construction or maintenance of Windpower Facilities on the Property or adjacent lands.

Section 6.3 Fences and Gates. Tenant shall have the right to remove fences, gates and cattle guards, but only as reasonably necessary to accommodate the Project; however, upon Owner’s request, Tenant shall repair or replace any fences, gates or cattle guards damaged or removed in connection with Tenant’s activities. Fences removed from locations within the Property where Tenant has determined removal is necessary to avoid interference with its Operations, if replaced, shall be rebuilt by Tenant at its expense in other mutually agreeable locations. Once completed, all replacement fences, gates and cattle guards shall be owned and maintained by Owner. If Tenant makes a new entrance through any existing fence, Tenant shall install a cattle guard. Tenant will reseed areas cleared by Tenant with the same types of grasses found on adjacent tracts. Any fences, fence corners, gates, or cattle guards repaired, replaced or installed shall be in the same size, quality of materials, quality of construction, and method of construction as the fences, fences corners, gates and cattle guards which are typical of those existing elsewhere on the Property.

Section 6.4 Drain Tile Repair. Tenant shall make commercially reasonable repairs and replacements to any tile damage that Tenant’s construction or operation activities cause on the Property or anywhere else in the Project so as to restore the flow of water, and Tenant will pay Surface Damages for any crops damaged by flood due to broken tile directly attributable to Tenant’s activities on the Property (payment shall be calculated as outlined in Section 3.3). When commercially reasonable, underground electrical wires and cables shall be installed with a trencher, and to a depth not less than sixty (60) inches below the surface of the ground. All farm drainage tiles which intersect Tenant’s underground electrical wires and cable shall be identified and repaired and/or replaced if damaged, by a contractor qualified in Midwest farm drainage so as to maintain the flow of water. Tenant will use commercially reasonable efforts to utilize Owner’s preferred contractor, provided that Owner’s preferred contractor meets Tenant’s organizational qualifications, is available to perform the work in a timely manner, and can perform the required services at rates that are within market prices for such services in the geographic area where the Property is located. All farm drainage tiles which run under Tenant’s permanent access roads will be either repaired with sufficiently strong material as to prevent future crushing, or will be re-routed around said road in a commercially economical manner which sufficiently restores the drainage of the Property, which decision shall be based both on the drainage characteristics of the repair and the cost of performing such repair. Tenant agrees to consult, in good faith, with Owner regarding the repair and/or replacement of said drainage tile. Owner; or Owners preferred contractor, if other than the contractor conducting the repair work shall have the right to inspect all tile repairs and connections prior to backfill, provided Owner or contractor are immediately available to do so. If they are not available, Tenant’s contractor shall provide Owner with digital photographs of the repair. Upon completion of construction of the Project, Tenant shall provide Owner with: i) a GPS coordinate reading of the location of such repaired or replaced tile and ii) an illustration depicting the location of all Tenant installed underground electrical wires and cables, on the Property. In the event that Tenant’s activities on the Property following the installation of the Windpower Facilities requires a physical location of wires and cables, Tenant agrees to do so, at no expense to Owner, within five (5) days of receiving the locate request.

Section 6.5 Operations. Tenant shall post the access roads going to the Windpower Facilities as being private roads only for use by personnel in connection with the Windpower Facilities (No Hunting and No Trespassing). No permanent road constructed by Tenant shall be wider than thirty-five (35) feet without Owner’s prior written consent.

Section 6.6 Certain Restrictions. Tenant and all Tenant personnel, and all personnel of third parties authorized to enter the Property by Tenant, shall follow the following rules while on the Property.

(a) All access gates shall remain padlocked at all times (when not required to be open for construction or maintenance), with keys to each lock provided to Owner for each gate; all access gates, as well as all interior gates, shall remain closed at all times.

(b) All personnel shall minimize, to the extent reasonably possible, the creation of dust and the introduction of noxious plants or vegetation to the Property.

(c) At no time shall any of employees of Tenant, or any third parties authorized to enter the Property by Tenant bring any of the following onto the Property:

i.	Weapons of any type, including but not limited to, guns, bows and arrows, or sling shots.

ii.	Animal calling devices.

iii.	Fishing equipment or nets.

iv.	Alcoholic beverages.

v.	Illegal drugs or related paraphernalia.

vi.	No cameras or video recorders shall be allowed on the Property, except those used to photograph the Project or the operations of Tenant.

(d) Smoking is prohibited except in designated construction areas and in vehicles. Tenant will employ prudent precautions to prevent fires, including avoiding the build-up of plant material under vehicles.

(e) Tenant shall keep the Property clean and free of all trash and litter which may emanate from Tenant or its employees, agents, contractors or invitees operations on the Property, and if Tenant does not do so within ten (10) days’ notice from Owner, Tenant agrees to pay Owner’s costs of picking up such litter and trash either on the Property or adjacent lands. Under no circumstances will Tenant bury or burn any trash, debris or foreign material of any nature on the Property.

(f) Tenant, its employees, contractors, agents and any individual allowed onto the Property by Tenant shall not intentionally bury, dump, spill or discharge any Hazardous Materials (as defined in Section 10.2), gasoline, oil, hydraulic fluid, fuel, paint or other foreign, toxic, or other waste substances on the Property.

(g) Tenant, its employees, contractors, agents and any individual allowed onto the Property by Tenant will confine their activities on the Property to the designated access routes and to the areas upon which Operations are then being conducted.

(h) No wood, plants, artifact or any other item that was not originally brought onto the Property by Tenant’s personnel will be removed from the Property without owner’s consent.

(i) This Agreement does not cover or include any right or privilege of hunting or fishing on the Property, all such rights being expressly reserved to Owner.

(j) The following speed limits shall be strictly observed while using roads on the Property: 45 miles per hour during daylight; 35 miles per hour after dark.

(k) Tenant will use commercially reasonable methods to preserve existing topsoil layers, and will not remove topsoil from the Property without Owner’s consent.

Section 6.7 Payment of Claims. Tenant shall pay, when due, all claims for labor or materials furnished to or for Tenant at the Property, which claims are secured by any mechanic’s or materialmen’s lien against the Property; however, Tenant may contest such claims by appropriate legal proceedings brought in the name of Tenant or in the names of both Tenant and Owner where appropriate or required, so long as Tenant pays and satisfies any adverse judgment that may be rendered thereon before the enforcement thereof. Any such contest or proceeding, including any maintained in the name of Owner, shall be controlled and directed by Tenant.

Section 6.8 Restoration Bond. Tenant shall enter into and comply with a Decommissioning Plan with the County in which the Project is situated, as and to the extent required by the ordinances of such County, as the same may be amended from time to time. In the event that the County in which the Project is situated does not require a Decommissioning Plan by ordinance, Tenant will provide the following Decommissioning Plan: Subject to the rights of Lenders upon termination of this Agreement as provided herein, and subject to the rights of Easement holders as provided in Sections 4.1 and 4.2, on or before the date that is twelve (12) months after the expiration or earlier termination of this Agreement, Tenant shall (i) remove from the Property any Windpower Facilities owned, installed or constructed by Tenant thereon, (ii) fill in and compact all trenches or other borings or excavations made by Tenant on the Property (excepting borrow pits and quarries) and (iii) leave the surface of the Property free from debris; however, Tenant shall only be required to remove any Windpower Facilities located beneath the surface of the land (such as, without limitation, footings, foundations, and cabling) to a depth of sixty (60) inches below the surface of the land, unless a greater depth is required by a local or county ordinance at the time of the decommissioning. Following termination, roads shall be left in place except for any roads that Owner requests in writing be removed. Such notice for road removal shall be provided not later than sixty (60) days after Owner receives written notice of expiration or termination of this Agreement. Nothing contained in this Section 6.8 shall be construed as precluding Tenant from taking any of the foregoing actions at any time during the Term; provided, however, that Tenant shall continue to pay the Rent applicable at the expiration or termination of this Agreement until for the twelve (12) month period following the expiration or termination of this Agreement, unless Tenant satisfies the obligations set forth under the Decommissioning Plan prior to the expiration or termination hereof. Within twelve years of the beginning of the Operations Term, or in accordance with the standing ordinance established by the County, Tenant shall provide security for the benefit of the Property in the amount of the difference between the reasonable salvage value of the Windpower Facilities and the reasonable cost of removal of the Windpower Facilities under this Section 6.8, as determined by a neutral third party mutually agreed between Tenant and Owner. The security shall (i) be provided not more than ninety (90) days after the request is made, (ii) remain in place through the date by which Tenant has satisfied all of Tenant’s requirements under this Section 6.8, (iii) be accessible solely in the event, and only to the extent, that Tenant defaults under its obligations under this Section 6.8, (iv) be provided in a form reasonably determined by Tenant, including letter of credit, bond, guarantee from a creditworthy entity or other like manner, and (v) be assessed and adjusted if applicable, every five years from its establishment.

Section 6.9 Conservation Programs. If Owner (or, if applicable, Owner’s farming tenant) is a party to a Conservation Program contract, including but not limited to the Conservation Reserve Program and Conservation Security Program) with the U.S. Department of Agriculture (a “Conservation Contract”), Owner shall provide Tenant with a true and complete copy of such Conservation Contract, together with all amendments and modifications. At the time of Construction Consultation (as described in Section 5.7) Owner shall identify areas where the Conservation Contract will need to be modified. Tenant shall reimburse Owner for the penalties, interest and past payments that must be repaid to the U.S. Department of Agriculture as a result of the construction of the Windpower Facilities on the Property, if Owner immediately will take the appropriate steps to (a) remove the necessary land for the Project from the Conservation Contract and thus minimize these amounts due, and to (b) amend and conform the Conservation Contract to accommodate for the Tenant’s proposed construction activity plan. Owner shall cooperate with Tenant by completing and submitting documents to obtain any exemptions allowed under the Conservation Reserve Program for the use of Windpower Facilities on the Property.

Section 6.10 Taxes. Tenant shall pay prior to delinquency any property taxes levied and assessed by any governmental authority upon any of the Windpower Facilities placed on the Property by Tenant. Owner shall pay when due any taxes attributable to (a) improvements or facilities installed by Owner or others (excluding Tenant) on the Property and (b) the underlying value of the Property; provided, however, that if the taxes against the underlying value of the Property are increased by reason of a change of use determination by a taxing entity (including roll-back taxes assessed up to five (5) years after termination or expiration of this Agreement, provided Owner uses good faith efforts to obtain agricultural exemptions, if applicable, during such time) or increased assessment of the Property resulting from Tenant’s Operations or Windpower Facilities thereon, then Tenant shall pay the entire amount of such increase. Owner shall submit any real property tax bill regarding the Property and/or the Windpower Facilities (and any other communication from any government authority regarding the same) to Tenant within sixty (60) days after Owner’s receipt thereof from the taxing authority. If any taxes payable by Tenant hereunder are levied or assessed in the name of Owner as part of the real property taxes payable by Owner, then, promptly after Owner submits the real property tax bill to Tenant, Tenant shall reimburse Owner for all such taxes payable by Tenant hereunder. Tenant shall undertake commercially reasonable efforts to cause the relevant taxing authorities to assign a separate tax parcel identification number or numbers (each, a “Separate PIN”) to those portions of the Property that are permanently and exclusively dedicated to the Windpower Facilities, establishing the Tenant (or permitted assignee hereunder) as the taxpayer, and Owner shall reasonable cooperate in such efforts. Tenant shall commence its effort to create Separate PINs prior to the Commencement Construction. After the assignment of any Separate PIN, Tenant shall pay taxes associated with such Separate PINs as and when due. Tenant’s obligations hereunder are subject to Tenant’s right to contest pursuant to Section 6.1. Tenant shall have the right, in its sole discretion, to contest by legal proceedings (which may be brought in the name(s) of Owner and/or Tenant where appropriate or required), the validity or amount of any assessments or taxes for which Tenant is responsible hereunder. Owner shall in all respects cooperate with Tenant in any such contest.

ARTICLE 7. OWNER’S OBLIGATIONS

Section 7.1 No Interference. Neither Owner’s activities nor the exercise of any rights hereafter given or granted by Owner to any other person or entity (whether exercised on the Property or elsewhere), shall materially interfere with Tenant’s then-existing lease, easement or other rights relating to (i) access by Tenant or its Affiliates or contractors to the Property or any lands in the vicinity of the Property used by Tenant in the Operations, (ii) Operations of Tenant or its Affiliates or contractors on the Property or on any lands owned by Owner in the vicinity of the Property, (iii) the exercise of Tenant’s or its Affiliates or contractor’s rights under this Agreement, or (iv) the undertaking of any other activities permitted Tenant hereunder.

Without limiting the generality of the foregoing, for so long as this Agreement is in effect, neither Owner nor any other person or entity that has obtained rights either from Owner or any party claiming, directly or indirectly, under Owner, shall interfere with the wind speed or wind direction over the Property or any lands owned by Owner in the vicinity of the Property on which Tenant or any Affiliate thereof owns, leases, operates or maintains Generating Units, and Owner shall not without consultation with Tenant and subject to a mutually agreeable location, not to be unreasonable withheld, plant trees or construct buildings or other improvements on the Property that exceed a height of forty (40) feet from the surface of the Property, or engage in any other activity on the Property or elsewhere, that might cause a decrease in the output or efficiency of any Generating Units (and Tenant shall have the right to remove any obstructions to the wind that adversely affect its Operations if this covenant is violated); provided however that Owner may allow drilling rigs, workover rigs or other similar temporary devices on the Property related to development of the mineral estate so long as such devices are (i) not higher than seventy (70) feet in height, (ii) not present on the Property for more than ninety (90) consecutive days and (iii) not closer than 500 feet from any Generating Unit tower base or substation.

The rights of Tenant and the obligation and restrictions against Owner and the Property described in this Section 7.1 are sometimes collectively referred to in this Agreement as the “Non-Obstruction Easement.”

Section 7.2 Compliance with Obligations. Owner shall comply on a timely basis with all of its legal and contractual obligations with respect to the Property, including, subject to the provisions of Section 6.10 above, the payment before delinquency of property taxes that are attributable to the underlying value of the Property or improvements thereon not owned by Tenant. If Owner fails to do so, then, without limitation upon any other rights or remedies that Tenant may have at law or in equity, Tenant may (but shall not be obligated to) pay or otherwise satisfy any unpaid property taxes or other obligations or Owner which, if left unsatisfied, could delay, interfere with, impair or prevent Operations or the exercise of any of Tenant’s other rights under this Agreement, or the financing of the Project; and Tenant shall thereupon be subrogated to the rights of the obligee of such obligations. Without limitation on any other rights or remedies available to Tenant, any sums so expended by Tenant shall, at Tenant’s election, either be (i) immediately reimbursed to Tenant by Owner or (ii) offset against any Rent or other amounts then or thereafter due and payable to Owner under this Agreement.

Section 7.3 Rights of Third Parties.

(a) Any right, title or interest created by Owner from and after the Effective Date in favor of or granted to any third party shall be subject to (i) this Agreement and all of Tenant’s rights, title and interests created hereby, (ii) any Lender’s Lien then in existence on the leasehold estate created by this Agreement, (iii) Tenant’s right to create a Lender’s Lien and (iv) any and all documents executed or to be executed by Tenant in connection with this Agreement.

(b) If at any time during the Term any Encumbrance to Owner’s title to the Property which was created prior to the Effective Date is found, exists or is claimed to exist against the Property or any portion thereof, creates rights superior to those of Tenant, and Tenant in its sole discretion determines that the existence, use, operation, implementation or exercise of such Encumbrance could delay, interfere with, impair or prevent Operations or the exercise of any of Tenant’s other rights under this Agreement or the financing of the Project, Tenant shall be entitled to seek to obtain a subordination, non-disturbance agreement, consent or other agreement (in a form and containing provisions reasonably acceptable to Tenant and any Lender) from the holder of such Encumbrance that will eliminate such risks for the benefit of Tenant and any Lender, and Owner shall reasonably cooperate with and assist Tenant in connection therewith.

Section 7.4 No Ownership Rights. Owner shall have no ownership or other interest in any Windpower Facilities installed by Tenant on the Property, and Tenant may remove any or all Windpower Facilities at any time or from time to time. Without limiting the generality of the foregoing, Owner hereby waives any statutory or common law lien that it might otherwise have in or to the Windpower Facilities or any part thereof. Any and all wind resource data collected by or on behalf of Tenant on the Property after the Effective Date is the property of Tenant.

Section 7.5 Cooperation.

(a) Owner shall fully support and cooperate (and shall use reasonable efforts to cause any other person or entity with any other right, title or interest in the Property to cooperate) with Tenant in the conduct of its Operations and in otherwise giving effect to the purpose and intent of this Agreement, including in Tenant’s efforts to obtain from any governmental authority or any other person or entity any environmental impact review, permit, entitlement, approval, authorization or other rights necessary or convenient in connection with Operations; and Owner shall (and shall use reasonable efforts to cause any such other person or entity to) promptly upon request, without demanding additional consideration therefore (but at no unreimbursed cost or expense to Owner), execute, and, if appropriate, cause to be acknowledged and recorded, any map, application, permit, limited power of attorney to act on Owner’s behalf, or document that is reasonably requested by Tenant in connection therewith (as well as any amendment to this Agreement or any recordable memorandum executed in connection herewith for purposes of correcting or replacing property descriptions based on surveys or other relevant information obtained after the Effective Date, or making other non-substantive corrections, additions or substitutions). Without limiting the generality of the foregoing, in connection with any application by Tenant for a governmental permit, approval, authorization, entitlement or other consent, Owner agrees (and shall use reasonable efforts to cause any such other person or entity to agree, but at no unreimbursed cost or expense to Owner) (i) if requested by Tenant, to support such application, (ii) to support Tenant’s position in regard to any requirement or condition of such permit, approval, authorization, entitlement or consent, including, in regard to bonding or security requirements or amount, mitigation, environmental impacts or monitoring, and (iii) not to oppose, in any way, whether directly or indirectly, any such application or approval at any administrative, judicial or legislative level.

(b) Owner shall not obstruct passage along, into or from any road or area within the Property that is accessed in connection with the Operations, except that Owner may fence and gate such areas and gate roads if it provides the keys or combinations to Tenant for any gate locks.

(c) Owner specifically waives and releases any homestead rights in the Property. Any non-title holding spouse executing this Lease and Easement Agreement does so for the purpose of releasing homestead.

Section 7.6 Setback Waiver. To the extent that (i) Owner now or in the future owns or leases any land directly adjacent to the Property, or (ii) Tenant or any Affiliate thereof owns, leases or holds an easement over land directly adjacent to the Property and has installed or constructed or desires to install or construct any Windpower Facilities on said land at and/or near the common boundary between the Property and said land, Owner hereby waives any and all setbacks and setback requirements, whether imposed by law or by any person or entity, including any setback requirements described in any applicable zoning ordinance or in any governmental entitlement or permit heretofore or hereafter issued to Tenant or such Affiliate and including setbacks otherwise necessary for compliance with state and local noise regulations. Further, if so requested by Tenant or any such Affiliate, Owner shall promptly, without demanding additional consideration thereof, execute, and if appropriate cause to be acknowledged and recorded, any setback waiver, setback elimination or other document or instrument required by any governmental authority or that Tenant or such Affiliate deems necessary or convenient to the obtaining of any entitlement or permit. Notwithstanding the foregoing, Tenant shall not construct any Generating Unit with a foundation that encroaches over any parcel boundary line.

Section 7.7 Confidentiality. Subject to any duties imposed by law by reason of recordation of a Memorandum of Lease and Easement Agreement regarding this Agreement during the Term, Owner shall hold in confidence, and shall require its principals, officers, employees, representatives and agents to hold in confidence, for the sole benefit of Tenant, (i) any accountings, (ii) all information pertaining to the Rent and to calculation of Rent payments (including the sale price of power), (iii) any other financial information provided by or on behalf of Tenant, (iv) any books, records, computer printouts, product designs or information regarding Tenant or an Affiliate thereof and (v) any information regarding energy output or availability from Operations on the Property (collectively, “Confidential Information”), whether disclosed by Tenant or an Affiliate thereof or discovered by Owner, unless such Confidential Information either (i) is in the public domain by reason of prior publication through no act or omission of Owner or its principals, officers, trustees, fiduciaries, employees, representatives or agents, or (ii) was already known to Owner at the time of disclosure and which Owner is free to use or disclose without breach of any obligation to any person or entity. Owner shall not use any such Confidential Information for its own benefit, publish or otherwise disclose such Confidential Information to others, or permit the use of such Confidential Information by others for their benefit or to the detriment of Tenant. Notwithstanding the foregoing, Owner may disclose such information to (1) Owner’s lenders, attorneys, accountants and other personal financial advisors, or (2) any prospective purchaser of the Property; provided that in making such disclosure Owner advises the party receiving the information of the confidentiality thereof and obtains the agreement of said party to abide by the confidentiality provisions above, and Owner shall be responsible to Tenant for any failure of any such third party to do so. Owner may also disclose such information pursuant to any lawful subpoena or court order, in which case Owner shall give Tenant sufficient advance notice of such proceedings to allow Tenant to oppose the issuance of the same (or, if this is not possible, as much notice as is practicable).

Section 7.8 Division of Lease. If Tenant from time to time so requests, and provided that no portion of the Property is located within one and a half (1.5) miles from any existing Generating Unit, Owner shall promptly divide the Agreement into two (2) or more separate, independent agreements for separate and distinct windpower projects by entering into two or more new agreements that provide Tenant with separate leasehold and/or easement rights to different portions of the Property, as designated by Tenant. Each of such new agreements shall (i) contain the same terms and conditions as this Agreement (except for any requirements that have been fulfilled by Tenant prior to the execution of such new agreements), (ii) be for a term equal to the remaining Term, (iii) contain a grant to Tenant of easements similar to the Easements, covering such portion or portions of the overall Property as Tenant may designate, (iv) require payment to Owner of (1) Rent calculated using only the portion of the Property covered by the new agreement, as provided in Section 3.2 and (2) if it has not been paid at such time, the Construction Payment calculated using only the portion of the Property covered by the new agreement, as set forth in Section 3.1, and (v) enjoy the same priority as this Agreement over any lien, encumbrance or other interest created by Owner. Further, in the event of an uncured Event of Default (as defined below) by the Tenant under any such new agreement, such default shall not affect, or cause a termination of, any other such new agreement or any rights or interests granted to the Tenant under such other new agreement.

Section 7.9 Estoppel Certificates. Owner shall, within fifteen (15) days after request by Tenant or any Lender, execute and deliver an estoppel certificate (i) certifying (if true) that this Agreement is in full force and effect and has not been modified, (ii) certifying (if true) that to the best of Owner’s knowledge there are no uncured Events of Default hereunder, and no condition or event exists which, with the passage of time, would become an Event of Default (or, if any uncured Events of Default or any such conditions or events exist, stating with particularity the nature thereof), (iii) certifying the status of any conditions subsequent provided in this Agreement and (iv) containing any other certifications as may reasonably be requested. Any such statements may be conclusively relied upon by Tenant and any existing or proposed Lender. The failure of Owner to deliver such statement within such time shall be conclusive upon Owner that (i) this Agreement is in full force and effect and has not been modified, (ii) there are no uncured Events of Default by Tenant hereunder, and no conditions or events exist which, with the passage of time, would become an Event of Default, (iii) any conditions subsequent set forth in this Agreement have been satisfied (except to the extent that such satisfaction, by the terms of this Agreement, is not due to occur until a future date) and (iv) the other certifications so requested are in fact true and correct.

Section 7.10 Representations and Warranties of Owner. Owner hereby represents and warrants to Tenant, that, as of the Effective Date:

(a) (i) To the best of Owner’s knowledge, Owner is the sole fee simple owner of the surface of the Property, subject to no encumbrances or any agreements that could affect Tenant’s use, possession or occupancy of the Property except those filed in the Real Property Records and the unrecorded leases and other agreements listed in Exhibit B hereto, true and correct copies of which have been provided to Tenant, (ii) each person or entity signing this Agreement on behalf of Owner is authorized to do so, (iii) Owner has the full and unrestricted legal power, right and authority to enter into this Agreement, to grant the Lease and the Easements to Tenant and to perform its obligations hereunder, (iv) no other person or entity (including any spouse) is required to join in this Agreement in order for the same to be fully enforceable by Tenant and for Tenant to enjoy all the rights and benefits accorded to it hereunder, (v) this Agreement, the Lease and the Easements are and will be in full force and effect as to Owner, without the necessity of any consent of or joinder herein by any other person or entity, (vi) this Agreement constitutes the valid and binding obligation of Owner, and is enforceable in accordance with its terms (vii) Owner is not the subject of any bankruptcy, insolvency or probate proceeding, and (viii) Owner agrees to obtain a waiver of homestead from any non-title holding spouse.

(b) To the best of Owner’s knowledge, neither this Agreement nor the Property or any portion thereof is in violation of any Law. Each parcel of the Property is a separate legal parcel which may be leased and financed in compliance with applicable subdivision laws and all local ordinances adopted pursuant thereto.

(c) To the best of Owner’s knowledge, there are no pending or threatened actions, suits, claims, legal proceedings or any other proceedings affecting or that could affect the Property or any portion thereof, at law or in equity, before any court or governmental agency.

(d) To the best of Owner’s knowledge, there are no commitments or agreements with any governmental agency or utility affecting the Property or any portion thereof that have not been disclosed by Owner to Tenant and listed on Exhibit B hereto.

(e) To the best of Owner’s knowledge, there are no other material adverse facts or conditions relating to the Property or any portion thereof that could delay, interfere with, impair or prevent Operations or the exercise of any of Tenant’s other rights under this Agreement, the Lease or the Easements, or the financing of any proposed Project.

(f) Tenant shall have the quiet use and enjoyment of the Property in accordance with the terms of this Agreement without any interference of any kind by Owner or any person claiming through Owner. Owner and its activities on the Property and any grant of rights Owner makes to any other person shall not interfere with any of Tenant’s activities pursuant to this Agreement. Owner shall not interfere or allow interference with the wind speed or wind direction over the Property or otherwise engage in activities which might impede or decrease the output or efficiency of the Windpower Facilities.

(g) Owner shall not sell, transfer, assign or encumber the Property or grant any license, easement, lease or other right with respect to the Property which could interfere with Tenant’s operations. Owner shall give prompt written notice to Tenant of any lease, grant or conveyance of any interest that affects the rights conveyed to Tenant herein involving the Property

Section 7.11 Representations and Warranties of Tenant. Tenant hereby represents and warrants to Owner that, as of the Effective Date: (i) Each person or entity signing this Agreement on behalf of Tenant is authorized to do so, (ii) Tenant has the full and unrestricted legal power, right and authority to enter into this Agreement, and to perform its obligations hereunder, (iii) no other person or entity is required to join in this Agreement in order for the same to be fully enforceable by Owner, (iv) this Agreement, the Lease and the Easements are and will be in full force and effect as to Tenant, without the necessity of any consent of or joinder herein by any other person or entity, (v) this Agreement constitutes the valid and binding obligation of Tenant, and is enforceable in accordance with its terms and (vi) Tenant is not the subject of any bankruptcy, insolvency or probate proceeding. To the best of Tenant’s knowledge, neither this Agreement nor the Property or any portion thereof is in violation of any Law.

ARTICLE 8. DEFAULT; REMEDIES; PROTECTION OF LENDERS

Section 8.1 Default. If Tenant fails to perform its obligations hereunder (an “Event of Default”), then Tenant shall not be in default hereunder unless the default is material (in the case of a Non-Monetary Default only, any Monetary Default being deemed material regardless of the amount involved) and Tenant shall have failed to cure such Event of Default, within thirty (30) days in the case of a Monetary Default or within sixty (60) days in the case of a Non-Monetary Default, after Tenant has received written notice from Owner stating with particularity the nature and extent of such Event of Default (a “Notice of Default”); provided, however, that, in the case of a Non-Monetary Default, if the nature or extent of the obligation or obligations is such that more than sixty (60) days are required in the exercise of commercially reasonable diligence for performance of such obligation(s), then Tenant shall not be in default if Tenant commences such performance within such sixty (60) day period and thereafter pursues the same to completion with commercially reasonable diligence. For purposes of this Agreement, a “Monetary Default” means an Event of Default consisting of the failure to pay when due any Rent or other monetary obligation of Tenant to Owner under this Agreement. Any other Event of Default is sometimes referred to herein as a “Non-Monetary Default.”

Section 8.2 Owner’s Right to Terminate for Monetary Default.

(a) If a Monetary Default shall occur, and such Monetary Default is not disputed in good faith by Tenant or a Lender through implementation of the escrow described in (b) below, then notwithstanding anything to the contrary contained in this Agreement, Owner may terminate this Agreement while such Monetary Default is still continuing if both of the following occur:

(i)	Tenant fails to cure the Monetary Default within thirty (30) days after receipt of a second notice from Owner advising Tenant of Owner’s intent to terminate this Agreement, and

(ii)	all Lenders fail to cure the Monetary Default within the forty-five (45) day period permitted them after receipt of their duplicate Notice of Default, all pursuant to Section 8.4.

(b) If Owner alleges that a Monetary Default has occurred but Tenant or any Lender, in good faith, disputes Owner’s contention, Tenant or such Lender may deposit the amount in controversy in escrow with any reputable third party escrow agent, or may interplead the same, which amount shall remain undistributed until final, non-appealable decision by a court of competent jurisdiction or agreement of the Parties.

Section 8.3 Limitation on Remedies. Notwithstanding any other provision of this Agreement or any rights or remedies which Owner might otherwise have at law or in equity, at all times while there are Windpower Facilities being constructed or located on the Property, except as set forth in Section 8.2, Owner shall not (and hereby waives the right to) commence any action or proceeding in which termination, cancellation, rescission or reformation of this Agreement is sought as a remedy and Owner shall be limited to seeking damages in the event of any failure by Tenant to perform its obligations hereunder; provided, however, that if Tenant fails to pay to Owner, within thirty (30) days after the date of such award, any damages awarded Owner by a court of last resort with jurisdiction, then Owner may, subject to Lender’s rights to limited additional time to cure set forth in Section 8.4(e), terminate this Agreement.

Section 8.4 Protection of Lenders.

(a) If Tenant has assigned, hypothecated, mortgaged or pledged all or any portion of its right, title or interest under this Agreement, in the Lease, in the Easements and/or in any Windpower Facilities, it shall promptly give notice of the same (including the address of the Lender) to Owner, together with a general description of the interest transferred; provided, however that the failure to give such notice shall not constitute a default or Event of Default under this Agreement but rather shall only have the effect that Owner shall not be required to recognize or be bound by such assignment, hypothecation, mortgage or pledge (and all notice and other requirements in this Article 8 benefiting such Lender shall accordingly be inapplicable) until such notice shall have been given.

(b) Every Lender shall have the right, but not the obligation, (i) to make any payments due under this Agreement, and (ii) to do any other act or thing that may be necessary or appropriate to be done in the performance and observance of the terms hereof. All payments so made and all things so done and performed by any Lender shall be as effective to prevent or cure any Event of Default under this Agreement as they would have been if made, done and performed by Tenant, and Owner agrees to accept such performance, payment and cure. Owner agrees to accept such payment and performance, and authorizes the performing Lender (or its employees, agents, representatives or contractors) to enter upon the Property to complete such performance with all the rights, privileges and obligations of Tenant hereunder.

(c) Owner agrees for the benefit of each Lender that it will not, without the prior consent of such Lender (which consent shall be given or withheld on the basis of the documents governing the relationship between such Lender and Tenant): (i) amend or modify, or take any action causing, consenting to or accepting the amendment or modification of this Agreement, if such amendment or modification would reduce the rights or remedies of such Lender hereunder or impair or reduce the security for any Lender’s Lien, (ii) by agreement with Tenant, cancel, terminate or suspend this Agreement, the Lease or the Easements or (iii) take any action causing, consenting to or accepting the cancellation, termination or suspension of this Agreement, the Lease or the Easements.

(d) Owner shall deliver to each Lender a duplicate copy of any and all Notices of Default that Owner may from time to time deliver to Tenant, and such copies shall be delivered to each such Lender at the same time such Notices of Default are delivered to Tenant.

(e) Upon Tenant’s failure to cure any Event of Default within the time provided in Section 8.1, then as provided in Section 8.2(a)(ii) with respect to monetary defaults, the Lenders shall have an additional forty-five (45) days (running concurrently for each Lender) after the expiration of the time provided in Section 8.1 to cure such Event of Default; subject only to Section 8.2(b), if any Monetary Default, or any Non-Monetary Default which can, in the exercise of commercially reasonable due diligence, be cured within such additional forty-five (45) day period is not cured within such time, Owner may terminate this Lease. However, if such Event of Default is a Non-Monetary Default and cannot, in the exercise of commercially reasonable diligence, be cured within such additional forty-five (45) day period, then such Lenders shall have such additional time (running concurrently for each Lender) to cure such Event of Default as may be reasonably necessary using commercially reasonable diligence. Any Non-Monetary Default that cannot be cured by such Lenders shall nevertheless be deemed to have been cured and remedied if (i) on or before forty-five (45) days after receiving the Notice of Default from Owner, any such Lender shall have acquired Tenant’s then-remaining right, title and interest in the Property, or shall have commenced foreclosure or other appropriate proceedings for such purposes and shall be prosecuting such proceedings to completion with commercially reasonable diligence, (ii) any such Lender shall have fully cured within such forty-five (45) day period any failure to perform any monetary obligations of Tenant hereunder and shall thereafter continue to perform such monetary obligations, and (iii) after obtaining Tenant’s then-remaining right, title and interest in the Property, any such Lender commences performance of the non-monetary obligations of Tenant hereunder and thereafter pursues the same to completion with commercially reasonable diligence. All rights of Owner to terminate this Agreement as a result of the occurrence of an Event of Default hereunder shall be expressly conditioned upon (y) each such Lender having first received a copy of the Notice of Default as and when provided in Section 8.4(a) and (z) such Lenders having together failed to cure the Event of Default (or, in the case of a Non-Monetary Default, acquire possession of the Property or commence foreclosure or other appropriate proceedings) as set forth, and within the time specified, in this Section 8.4(e).

(f) If any such Lender is prohibited by any process or injunction issued by, or by reason of any action of, any court having jurisdiction over any bankruptcy, reorganization, insolvency or other debtor-relief proceeding from commencing or prosecuting foreclosure or other appropriate proceedings, then the times specified in Section 8.4(e) for commencing or prosecuting such foreclosure or other proceedings shall be extended for the period of such prohibition; provided, however, that such Lender (or another Lender) shall have fully cured, within the time specified in Section 8.4(e), any failure to perform any monetary obligations of Tenant hereunder, and shall thereafter continue to perform such monetary obligations when and as due hereunder.

(g) The transfer of Tenant’s interest under this Agreement to any Lender and/or to one or more purchasers or tenants (i) at a foreclosure sale by judicial or nonjudicial foreclosure and sale, (ii) by a conveyance by Tenant in lieu of foreclosure or (iii) by any other assignment or conveyance, including by a Lender following foreclosure and sale, or as a result of any other legal proceeding, shall not require the consent of Owner, and Owner agrees that upon such foreclosure, sale, conveyance, assignment or other proceeding, Owner shall recognize such Lender or such other purchaser(s) or Tenant(s) as the successor to Tenant under this Agreement; provided, however, that, subject to Section 8.4(i), such Lender or such purchaser or Tenant assumes the obligations of Tenant under this Agreement and pays all amounts in arrears due from Tenant to Owner hereunder.

(h) Neither the bankruptcy nor the insolvency of Tenant shall be grounds for terminating this Agreement as long as the Rent and all other monetary obligations of Tenant hereunder are paid by a Lender in accordance with the terms of this Agreement. If this Agreement is rejected by a trustee or debtor-in-possession in any bankruptcy or insolvency proceeding, or if this Agreement is terminated for any reason other than an Event of Default which could have been but was not cured by a Lender as provided in this Section 8.4, and if, within sixty (60) days after receiving notice of such rejection or termination, any Lender shall so request, then, so long as such Lender has cured any Monetary Default and is making commercially reasonable efforts to cure any Non-Monetary Default as provided herein, Owner shall execute and deliver to such Lender or its designee a new agreement, which new agreement shall (i) be on the same terms and conditions as this Agreement (except for any requirements that have been fulfilled by Tenant prior to rejection or termination of this Agreement), (ii) be for a term equal to the remaining Term before giving effect to such rejection or termination, (iii) contain a lease of the portion of the Property in which such Lender had an interest on the date of such rejection or termination, (iv) contain a grant to the Lender of easements similar to the Easements, covering such portion or portions of the overall Property as such Lender may designate, (v) require payment to Owner of the amount of Rent calculated using only the portion of the Property covered by the new agreement, (vi) enjoy the same priority as this Agreement over any lien, encumbrance or other interest created by Owner, and (vii) be executed within thirty (30) days after receipt by Owner of notice of the Lender’s election to enter into a new agreement.

(i) No Lender shall have any duty, obligation or liability under this Agreement prior to the time of its entry into physical possession of the Property or its commencement of performance of Tenant’s obligations under this Agreement or under a new agreement entered into as provided in Section 8.4(h). If a Lender elects to perform Tenant’s obligations under this Agreement or to enter into a new agreement as provided in Section 8.4(h), then such Lender shall not have any personal liability to Owner for the performance of such obligations, and the sole recourse of Owner in seeking the enforcement of such obligations shall be to such Lender’s interest in the Windpower Facilities and under this Agreement. If a Lender assigns its interest in this Agreement or in a new agreement entered into pursuant to Section 8.4(h) to any person or entity, then, provided that such assignee assumes the obligations of Tenant (or such Lender, as the case may be) under this Agreement, such Lender shall be released from any further liability hereunder.

(j) Owner agrees that it will, promptly after request therefore given from time to time, enter into an amendment to this Agreement or enter into a separate agreement, for purposes of incorporating or memorializing any provisions which any existing or proposed Lender reasonably requests for the purpose of implementing the provisions of this Section 8.4 or affording such existing or proposed Lender reasonable and customary protections in the event of a default by Tenant. The Parties each agree to execute and deliver (and to acknowledge, if necessary for recording purposes) any document or instrument reasonably required to give effect to any such provisions.

(k) There shall be no merger of the Lease or the Easements, or of the leasehold estate or easement interest created thereby, with the fee estate in the Property by reason of the fact that the Lease, the Easements or said leasehold estate or easement interest may be held, directly or indirectly, by or for the account of any person or persons who own such fee estate or any interest therein, and no such merger shall occur unless and until all persons then having an interest in such fee estate and all persons (including any Lender) then having an interest in or under the Lease or the Easements, shall join in a written instrument effecting such merger and duly record the same.

ARTICLE 9. ASSIGNMENT AND SUBLETTING

Section 9.1 Right to Assign or Sublet. Tenant may assign, sublease, transfer or convey all or any portion of its interests in this Agreement without Owner’s consent provided that: (i) any such assignment or conveyance shall not be for a period beyond the Term of this Agreement; (ii) the assignee or transferee shall be subject to all of the obligations, covenants and conditions applicable to the Tenant; (iii) Tenant shall be fully relieved from liability as to the rights, title and interest and obligations so assigned. Owner shall provide written notice to Tenant, at the address specified in this Agreement, within thirty (30) calendar days of any devise, conveyance, gifting, assignment, transfer and/or sale of the Property. Likewise, Tenant shall provide written notice to the Owner at the address specified in this Agreement, within thirty (30) calendar days of any assignment, sublease, transfer or conveyance of all or any portion of its interest in this Agreement provided that no such notice is required for assignments, subleases, transfers or conveyance to entities which are affiliated with Tenant, or its ultimate parent company, or to any entity which Tenant (or any of its affiliates) hold an equity interest.

Section 9.2 Right To Encumber. Tenant may, at any time and from time to time, conditionally or unconditionally, without obtaining the consent of Owner, hypothecate, mortgage, grant or pledge all or any portion of Tenant’s right, title or interest under this Agreement, in the Lease, in the Easements and/or in any Windpower Facilities to any Lender as security for the repayment of any indebtedness and/or the performance of any obligation relating in whole or in part to Windpower Facilities or Operations (a “Lender’s Lien”).

ARTICLE 10. GENERAL PROVISIONS

Section 10.1 Insurance. Tenant shall obtain, and keep in effect during the Term a broad form comprehensive general liability insurance policy with a limit of no less than Ten Million dollars ($10,000,000), of combined single limit liability coverage per occurrence, accident or incident, with a commercially reasonable deductible. Tenant shall cause Owner to be named as an additional insured in such policy and upon Owner’s request shall deliver to Owner a certificate of insurance evidencing said policy, which certificate shall provide that (i) Owner shall be given at least thirty (30) days’ prior notice of any modification, cancellation or termination of such insurance and (ii) the insurer waives all rights of subrogation against Owner in connection with any loss or damage covered by such policy.

Section 10.2 Environmental Matters. Owner represents and warrants that, to the best of Owner’s knowledge (i) the Property is in compliance with Environmental Laws (defined below); and (ii) there are no Hazardous Materials (defined below) in, on, or under the Property, other than herbicides, pesticides and fertilizers that have been stored, mixed and applied on the Property in compliance with normal agricultural practices and in compliance with Environmental Laws.

(a) Tenant assumes responsibility for and agrees to comply with (i) all Environmental Laws applicable to Tenant’s use of the Property and (ii) all remediation and other requirements (as well as all consequences of the existence of) Hazardous Materials located on or released on, from or onto, the Property by Tenant or its contractors. Owner assumes responsibility for and agrees to comply with (y) all Environmental Laws applicable to Owner’s use of the Property and (z) all remediation and other requirements (as well as all consequences of the existence of) Hazardous Materials located on or released on, from or onto, the Property other than by Tenant or its contractors.

(b) “Environmental Laws” means any and all federal, state, local, and foreign laws, ordinances, codes, and regulations relating to protection of the environment, health and safety, and natural resources. Environmental Laws includes the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), and the common law.

(c) “Hazardous Materials” means (i) any and all substances, materials, chemicals, and wastes regulated by Environmental Laws; and (ii) “hazardous substance,” “pollutant or contaminant,” “petroleum,” and “natural gas liquids” as such terms are defined or used in Section 9601 of CERCLA.

Section 10.3 Indemnity. Each Party, on behalf of itself and its principals, members, officers, employees, agents, representatives, contractors, successors and assigns (the “Indemnifying Party”), shall indemnify, defend and hold harmless the other Party and its principals, members, officers, employees, agents, representatives, contractors, successors and assigns (collectively, the “Indemnified Party”) from and against any losses, damages, expenses and liabilities arising from (i) physical damage to property (including the personal property of the Indemnified Party) or physical injury to or death of any person, in each case to the extent caused by the Indemnifying Party, (ii) any violation by the Indemnifying Party of any Law, or (iii) any material failure by the Indemnifying Party to perform its obligations, or any failure to be true of any representation or warranty made by the Indemnifying Party, under this Agreement. The reference to property damage in the preceding sentence does not include losses of rent, business opportunities, profits and similar damages. Notwithstanding any other provision of this Agreement, in no case shall Owner be deemed liable to Tenant for actions of trespassers on the Property.

Section 10.4 Safety Measures; Waiver and Recognition.

(a) Tenant acknowledges that livestock may roam the entire Property freely. Owner shall not be responsible for any damage that Owner’s livestock may cause to the Windpower Facilities. Owner authorizes Tenant to take reasonable safety measures to reduce the risk of damage to the Windpower Facilities or the risk that the Windpower Facilities will cause damage, injury or death to people, livestock, other animals or property, and Tenant may construct fencing around one or more of the Generating Units and take other security precautions if Tenant determines, in its sole discretion, that such fencing and/or security measures will reduce such risks of damage, death or injury. The cost of any fencing constructed by Tenant, or of any other such security measures taken by Tenant, shall be borne solely by Tenant.

(b) OWNER IS AWARE OF THE POTENTIAL RISKS ASSOCIATED WITH ELECTROMAGNETIC FIELDS AND STRAY VOLTAGE RESULTING FROM THE PRODUCTION AND TRANSMISSION OF ELECTRICITY, AND KNOWINGLY WAIVES ALL CLAIMS RESULTING FROM THESE CAUSES, AND OWNER SHALL HAVE NO RIGHT TO INDEMNITY PURSUANT TO SECTION 10.3 FOR ANY SUCH CLAIMS. OWNER ADDITIONALLY RECOGNIZES THE NEED TO EXERCISE EXTREME CAUTION WHEN IN PROXIMITY TO ANY OF THE WINDPOWER FACILITIES OR TRANSMISSION FACILITIES AND THE IMPORTANCE OF RESPECTING GATES, FENCES, SIGNAGE, RULES AND OTHER SAFETY MEASURES UTILIZED BY TENANT, AND OWNER AGREES TO EXERCISE SUCH CAUTION AND RESPECT SUCH MEASURES AT ALL TIMES AND TO CAUSE ITS PRINCIPALS, MEMBERS, OFFICERS, EMPLOYEES, AGENTS, REPRESENTATIVES AND CONTRACTORS TO DO THE SAME, WITH FAILURE TO DO SO CONSTITUTING A MATERIAL DEFAULT AND SUBJECTING OWNER TO AN OBLIGATION OF INDEMNITY FOR THE CONSEQUENCES THEREOF AS SET FORTH IN SECTION 10.3; PROVIDED HOWEVER, IN NO CASE SHALL OWNER BE DEEMED TO BE LIABLE TO TENANT FOR ACTIONS OF TRESPASSERS.

(c) Owner acknowledges that Tenant is required by the Occupational Safety & Health Administration to comply with the Federal Regulations specified in OSHA 29 CFR 1910.1200 to have a Hazard Communication Program for its employees and contractors, which includes communication regarding chemical hazards to which they may be exposed during their work. Upon the Commencement of Construction and for as long as the Project is operational, at least one week prior to any scheduled application of agrochemicals on the Property, Owner shall notify Tenant of the planned location and timing of the application. In the event it is not possible to provide one week notice, due to an emergency infestation of crops, unpredictable weather conditions or a similar event, Owner shall supply notice as soon the need for the application is known. Owner shall also supply Tenant’s local office with copies of the Material Safety Data Sheets (MSDS) applicable to the chemical. The MSDS provide information concerning Health Hazards, Personal Protective Equipment, and First Aid. This information will allow Tenant to protect its employees and contractors from exposure to potentially hazardous chemicals to the properly respond to inadvertent exposure. Additionally, the Owner shall store, mix and apply herbicides pesticides and fertilizers in accordance with the manufacturer’s instructions and in compliance with applicable environmental laws.

Section 10.5 Condemnation.

(a) If all or part of the Property is proposed to be taken as a result of any action or proceeding in eminent domain, or is proposed to be transferred in lieu of condemnation to any authority entitled to exercise the power of eminent domain (collectively, a “Taking”), Owner shall provide Tenant with reasonable advance notice of any impending proceeding or meeting related to such Taking and shall not in the absence of Tenant settle with the Taking authority or agree on compensation for such Taking.

(b) Any award or other compensation (“Award”) payable as a consequence of such Taking shall be allocated and paid as follows:

(i)	Tenant shall be entitled to receive out of the Award (A) the value of the leasehold and easement estates pursuant to the Lease and the Easements in the portions of the Property subject to the Taking that would have existed but for the Taking; (B) the value of the Windpower Facilities; and (C) any other compensation or benefits payable by law as a consequence of the interruption of Tenant’s business and the other costs and expenses incurred by Tenant as consequence of the Taking; thereafter,

(ii)	Owner shall be entitled to receipt from the Award of the value of its fee interest in the Property; and thereafter,

(iii)	Owner shall be entitled to any remainder of the Award.

(c) The Lease and Easements shall terminate as to any portion of the Property so condemned or taken (except in the case of a temporary Taking after the duration of which Tenant desires to continue the Lease, and the Term shall be extended, in such event, by the duration of such temporary Taking).

Section 10.6 Notices. Any notices, statements, requests, demands, consents, correspondence or other communications required or permitted to be given hereunder shall be in writing and shall be given personally, by certified or registered mail, postage prepaid, return receipt requested, or by overnight or other courier or delivery service, freight prepaid, to the address of the Party to be notified indicated in the Basic Terms (and if to a Lender, the address indicated in any notice to Owner provided under Section 8.4(a)).

Notices delivered by hand shall be deemed delivered when actually received, and notices sent by certified or registered mail or by overnight or other courier or delivery service shall be deemed delivered and received on the first to occur of (i) three (3) days after deposit in the United States mail or with such overnight or other courier or delivery service, addressed to such address or (ii) written acceptance of delivery by the recipient. Each Party and any Lender may change its address for receipt of notices by sending notice hereunder of such change to the other Party (in the case of a Lender, both Parties) in the manner specified in this Section 10.6. Notwithstanding the foregoing, any amounts payable to Owner under this Agreement shall be deemed tendered three (3) days after a check for the same, addressed to Owner’s address above, is deposited in the United States mail, first-class postage prepaid.

Section 10.7 Force Majeure. Notwithstanding any other provision of this Agreement, each Party’s obligations under this Agreement (other than monetary obligations, including the Rent, none of which shall be excused or delayed by reason of this Section 10.7) shall be suspended and excused, and the term, and any other time periods set forth herein shall continue and be extended for a like period of time, while such Party is hindered or prevented, in whole or in part, from complying with any term, covenant, condition or provision of this Agreement, by any Event of Force Majeure.

Section 10.8 Meetings with Third Persons. During the Term, Tenant and its representatives, agents and contractors shall have the right to meet with governmental agencies and with any other persons with whom Owner has contractual arrangements in connection with or relating to the Property or any portion thereof, and discuss with any such persons the terms of this Agreement, the terms of any contractual arrangements between Owner and any such person, and any other matters relating to the Property or Tenant’s intended use of the Property.

Section 10.9 Release.

(a) Within sixty (60) days after the expiration or earlier termination of this Agreement, Tenant shall execute and cause to be acknowledged and recorded in the Real Property Records a release of all of Tenant’s right, title and interest in the Property.

(b) In addition to Tenant’s obligations under Section 2.3, Tenant may, at any time and from time to time during the Term hereof, release all or any portion of its right, title and interest in the Lease, the Easements or this Agreement (as to all or any portion or portions of the Property) by executing and causing to be acknowledged and recorded in the Real Property Records, a release describing with particularity the portion of such right, title or interest so released and the part of the Property to which it applies. Such release shall become effective and shall be deemed delivered to and accepted by Owner upon such recordation. Upon any such release by Tenant, the Parties’ respective rights and obligations hereunder shall cease as to the portion of the Property or the right, title or interest herein as to which such release applies, but the Lease, the Easements and the Parties’ respective rights and obligations hereunder shall remain in full force and effect as to any portions of the Property and any right, title and interest of Tenant not so released.

(c) No act or failure to act on the part of Tenant shall be deemed to constitute an abandonment or surrender of the Lease, the Easements or any portion thereof other than Tenant’s releases given pursuant to Sections 2.3 or 10.9.

Section 10.10 Third Party Beneficiaries. Except with respect to the rights of Lenders (which Lenders are hereby expressly made third party beneficiaries hereof to the extent of their respective rights hereunder), the agreements and covenants contained herein are made solely for the benefit of the Parties, and shall not be construed as benefiting any person or entity who is not a Party to this Agreement.

Section 10.11 Attorneys’ Fees. In the event of any litigation related to the interpretation or enforcement hereof, or which in any other manner relates to the Lease, the Easements, this Agreement or the Property, each Party shall cover its own attorneys’ fees and court and other costs.

Section 10.12 Covenants Running With the Land. The Property shall be held, conveyed, assigned, hypothecated, encumbered, leased, used and occupied subject to the provisions of this Agreement, which provisions shall run with the Property, and shall be binding upon and inure to the benefit of the Parties and each other Person having any interest therein during their ownership thereof, and their respective tenants, heirs, executors, administrators, successors and assigns.

Section 10.13 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state in which the Property is situated, and venue for any action arising hereunder shall be the county seat of Macon County, Illinois.

Section 10.14 Memorandum. Concurrently with execution hereof, the Parties shall execute a Memorandum of Agreement, Lease and Easements and cause it to be acknowledged and recorded in the Real Property Records.

Section 10.15 Binding on Partial Interests. If this Agreement is not executed by one or more of the persons or entities comprising the Owner herein, or by one or more persons or entities holding an interest in the Property, then this Agreement shall nonetheless be effective, and shall bind all those persons and entities who have signed this Agreement.

Section 10.16 Savings Clause. If any term or provision hereof is held to be invalid, void or otherwise unenforceable by any court of competent jurisdiction, then the same shall not affect the validity or enforceability of any other term or provision hereof, the terms and provisions hereof being severable.

Section 10.17 No Waiver. The waiver of any covenant, condition or agreement contained herein shall not constitute a waiver of any other covenant, condition or agreement herein or of the future performance thereof.

Section 10.18 Entire Agreement; Modifications. This Agreement, including any Exhibits attached hereto, contains the entire agreement between the Parties in connection with any matter mentioned or contemplated herein, and all prior or contemporaneous proposals, agreements, understandings and representations, whether oral or written, are merged herein and superseded hereby. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the Party against whom the enforcement thereof is sought.

Section 10.19 Multiple Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same document.

Section 10.20 Cooperation on Owner’s Interest. It is the intent of the Parties hereto that all of Owner’s undivided interest in the Property be leased to Tenant hereunder. Owner agrees that in the event Owner’s undivided ownership interest in the Property is more or less than that specified in the Basic Terms, Owner shall, at no additional cost to Tenant, execute any and all amendments to this Agreement, the memorandum (such amendment in recordable format) and such other documents as reasonably required to reflect owner’s proper undivided ownership interest. Owner agrees to reasonably cooperate with Tenant in completing any such amendments and in facilitating associated corrections with any title company working with Tenant.

Section 10.21 Restrictions Regarding Roads. With respect to the use and installation of roads:

(a) Tenant will use public roads and existing private roads and “turnrows” (collectively, “Existing Roads”) where commercially reasonable for Tenant’s use and access for the construction, operation and maintenance of the Project. If Tenant upgrades an Existing Road (e.g., puts gravel or caliche on it) to make it usable as a road for the Project, such upgrade will be at Tenant’s cost, subject to the other provisions of this Agreement.

(b) Where new roads are necessary, Tenant will, to the extent commercially reasonable, construct such roads parallel or perpendicular with the county roads. Tenant will consult with Owner as to the location of such roads and consider Owner’s requests regarding the location of such roads to the extent such request is commercially reasonable, but the location of the roads shall remain in the Tenant’s sole discretion and subject to change during construction of the Windpower Facilities, if necessary to comply with laws, regulations, or engineering and design requirements. Any new roads will be constructed in such a manner to allow farm equipment crossing and minimal disturbance to land contour features.

(c) During operation of the Project, Tenant shall use commercially reasonable efforts to control the growth of weeds and erosion within ten (10) feet of the roads that Tenant constructs or improves pursuant to this Agreement. Tenant agrees to cooperate reasonably with local agricultural representatives to develop methods to control such weed growth and erosion, and the implementation of any plan agreed upon by Tenant and such agricultural representatives to control such weed growth and/or erosion shall be deemed to be a commercially reasonable effort.

(d) Tenant shall consult with Owner in advance of constructing any non-permanent roads on the Property (“Temporary Road”) regarding its proposed location; its orientation relative to Owner’s farming practices and a strategy for preventing the introduction of weeds and other noxious plants alongside Temporary Roads.

(e) Tenant shall remove any Temporary Road promptly following the time by which Tenant determines that such road is no longer needed, in Tenant’s sole discretion. Upon removal Tenant shall remove all materials used to construct the road, including caliche or such other materials used for the road.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the Effective Date.

OWNER: Source Agriculture Corp., A Nevada Corporation

By:	/s/ Varandeep Grewal
Name:	Varandeep Grewal
Title:	Director and Officer

Address:

Date Executed:	August 12, 2024

Email Address:

Phone Number:

TENANT:

RWE Clean Energy Development, LLC

By:	/s/ Paul Bowman
Name:	Paul Bowman
Title:	Senior Vice President

Address:

Attachments:

Exhibit A -	Description of Property
Exhibit B -	Permitted Encumbrances

EXHIBIT A

Description of Property

The following land located in Macon County, Illinois:

The Northwest Quarter (NW 1/4) of Section Sixteen (16), Township Eighteen (18) North, Range Three (3) East, of the Third Principal Meridian; EXCEPT a parcel of land 93.00 feet North and South by 124.00 feet East and West in the Northwest corner of the West Half (W 1/2) of the Northwest Quarter (NW 1/4) of Section Sixteen (16), Township Eighteen (18) North, Range Three (3) East of the Third Principal Meridian; AND EXCEPT that part of the Northwest Quarter (NW 1/4) of Section Sixteen (16), Township Eighteen (18) North, Range Three (3) East of the Third Principal Meridian being described as follows: beginning at a point on the North line of the Northwest Quarter (NW 1/4) of said Section 16, said point lying 124.00 feet East of the Northwest corner thereof, thence North 89o05’21” East 201.00 feet along said North line to an iron pin set; thence South 0o30’56” West 265.00 feet to an iron pin set; thence South 89o05,21” West 325.00 feet to a nail and washer set on the West line of the Northwest Quarter (NW 1 /4) of said Section 16, thence; North 0°30’56” East 172.00 feet along said West Line thence North 89°05’21” East 124.00 feet; thence North 0°30’56” East 93.00 feet to the point of beginning. Situated in Macon County, Illinois.

PIN: 05-03-16-100-006.

Deed Reference: 475-690, 2024035, 2024R001299.

Being all of the Owner’s real property in said Section(s).

Total Acreage: 158.86 acres, more or less

EXHIBIT B

Permitted Encumbrances

All of record in the official real property records of Macon County, Illinois.

If Owner has a tenant farmer on Property, please provide contact information:

Name:

Address:

Phone Number:

Email: